Multiple Class Plan

July 28, 2017

This Multiple Class Plan (“Plan”) is adopted pursuant to Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (“1940 Act”) for Shelton Funds and SCM Trust (each, a “Trust”).

This Plan shall govern the terms and conditions under which the Trust may issue separate Classes of shares (each a “Class” and collectively, the “Classes”) representing interests in the series of the Trust (each a “Fund” and collectively, the “Funds”) listed on Exhibit A. To the extent that a subject matter herein is covered by the Trust’s Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

SECTION 1. Rights and Obligations. Except as set forth herein, all Classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various Classes of shares relate solely to the following:

(a)	each Class may be subject to different Class expenses and sales charges as discussed under Section 3 of this Plan;

(b) each Class may bear a different identifying designation;

(c) each Class has exclusive voting rights with respect to matters solely affecting such Class (except as set forth in Section 6 below);

(d) each Class may have different redemption or exchange fees and exchange privileges; and

(e) each Class may provide for the automatic conversion of that Class into another Class.

SECTION 2. Classes of Shares and Designation Thereof. Each Fund may offer any or all of the following Classes of shares:

(a)       Direct or Institutional Class Shares. The “Direct Class Shares” or “Investor Class Shares” will be offered at their net asset value without the imposition of a front-end sales load or a contingent deferred sales charge (“CDSC”). These Shares: 1) will not be subject to a Rule 12b-1 distribution fee or a shareholder servicing fee; 2) may in the case of a particular Fund be subject to a redemption fee to the extent disclosed in the prospectus for such Fund; and 3) may in the case of a particular Fund be restricted to certain groups of shareholders.

(b)       Class K or Investor Class Shares. “Class K Shares” or “Institutional Class Shares” will be offered at their net asset value without the imposition of a front-end sales load or CDSC.

The Class K or Investor Class Shares --

•	will be subject to a Rule 12b-1 distribution fee of up to an annual rate of 0.25% of the daily net assets attributable to the Shares, and

•	may be subject to a shareholder servicing fee of up to an annual rate of 0.25%.
•	Class K or Investor Class of a particular Fund may be subject to a redemption fee to the extent disclosed in the prospectus for that Fund.

The Class K or Investor Class Shares may generally be offered only to one or more of the following categories of investors:

(1)	unaffiliated benefit plans such as qualified retirement plans, other than individual retirement accounts and self-employed retirement plans, or such other amounts as a Fund may establish and with such other characteristics as a Fund may establish, provided that any such unaffiliated benefit plans have a separate trustee who is vested with investment discretion as to plan assets, has limitations on the ability of plan beneficiaries to access their plan investments without incurring adverse tax consequences, and will not include self-directed plans;

(2)	banks and insurance companies that are not affiliated with Shelton Capital Management (the “Manager”) purchasing for their own account;

(3)	investment companies not affiliated with the Manager or RFS Partners, the distributor of the Funds (the “Distributor”);

(4)	endowment funds or non-profit organizations that are not affiliated with the Manager;

(5)	corporations, foundations and financial institutions; and

(6)	financial advisors and financial intermediaries that provide services to shareholders.

The current Share Marketing Plan and Shareholder Servicing Plan of the Trust shall be applicable to the Class K or Investor Class Shares.

SECTION 3. Allocation of Expenses.

(a)	Class Expenses. Each Class of shares may be subject to different Class expenses consisting of:

(1)	front-end sales charges or CDSCs;

(2)	Rule 12b-1 plan distribution fees and shareholder servicing fees, if applicable to a particular Class;

(3)	transfer agency and other recordkeeping costs to the extent allocated to a particular Class;

(4)	SEC and blue sky registration fees incurred separately by a particular Class;

(5)	litigation or other legal expenses relating solely to a particular Class;

(6)	printing and postage expenses related to the preparation and distribution of Class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular Class;

(7)	expenses of administrative personnel and services as required to support the shareholders of a particular Class;

(8)	audit or accounting fees or expenses relating solely to a particular Class;

(9)	trustee fees and expenses incurred as a result of issues relating solely to a particular Class and

(10)	any other expenses subsequently identified that should be properly allocated to a particular Class, which shall be approved by the Board of Trustees (collectively, “Class Expenses”).

(b)	Other Expenses. Except for the Class Expenses discussed above (which will be allocated to the appropriate Class),
•	all expenses incurred by each Fund will be allocated to all Classes of shares on the basis of the net asset value of each Class to the net asset value of the Trust or the Fund, as the case may be.
•	Excess expenses created by the imposition of an operating expense limit on one or more Classes shall be considered general Fund expenses.

(c)       Waivers and Reimbursements of Expenses. The Manager and any provider of services to the Funds may waive or reimburse the expenses of a particular Class or Classes; provided, however, that such waiver shall not result in cross-subsidization between Classes.

SECTION 4. Allocation of Income. The Funds will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each Class of shares.

SECTION 5. Exchange Privileges. A Class of shares of a Fund may be exchanged only for the same Class of shares of another Fund. All exchanges will be subject to such conditions as may be imposed from time to time as disclosed in Appendix B.

SECTION 6. Conversions.

•	Each Class K or Investor Class Share shall convert automatically to an Undesignated or Institutional Class Share upon that Class K Share’s having been subject to the cumulative maximum permitted Rule 12b-1 fees under the applicable limitations of FINRA.
•	The conversion of such share shall be effected on the basis of net asset value without the imposition of a front-end sales load, CDSC or other charge.
•	In no event will a Class of shares automatically convert into shares of a Class with a distribution arrangement that could be viewed as less favorable to the shareholder as measured by overall cost.

The implementation of this conversion feature is subject to the continuing availability of a ruling or regulations of the Internal Revenue Service, or of an opinion of counsel or tax advisor, stating that the conversion of one Class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling, regulation or opinion is not available.

SECTION 7. Effective When Approved. This Plan shall not take effect until a majority of the trustees of the relevant Trust, including a majority of the trustees who are not interested persons of the Trust, find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Trust as a whole.

SECTION 8. Amendments. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 7 above.

Exhibit A

MULTIPLE CLASS PLAN OF SHELTON FUNDS

S&P 500 Index Fund

S&P MidCap Index Fund

S&P SmallCap Index Fund

Shelton Core Value Fund

Nasdaq-100 Index Fund

European Growth & Income Fund

U.S. Government Securities Fund

Short-Term U.S. Government Bond Fund

The United States Treasury Trust

MULTIPLE CLASS PLAN OF SCM TRUST

Shelton Real Estate Income Fund

Shelton BDC Income Fund

Shelton Tactical Credit Fund

Shelton International Select Equity Fund